EXHIBIT 11.1

                                   ACCOM, INC.
             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                            PRIMARY AND FULLY DILUTED
                      (In thousands, except per share data)


                                                                Three months ended                  Nine months ended
                                                                ------------------                  -----------------
                                                             June 28,        June 30,            June 28,        June 30,
                                                               1997            1996                1997            1996
                                                          ---------------- -------------- --- --------------- ----------------


Net income (loss)                                                   $77          $(876)            $(4,678)           $(921)
                                                          ================ ============== === =============== ================


Shares used in Computation of Net Income (Loss)
Per Share (1):
Weighted average shares of common stock outstanding               6,592          6,453               6,577            6,431
Net effect of potentially dilutive stock options                    273             --                  --               --
                                                          ---------------- -------------- --- --------------- ----------------
         Shares used in net income (loss) per share
computation                                                       6,865          6,453               6,577            6,431
                                                          ================ ============== === =============== ================


Net income (loss) per share                                       $0.01         $(0.14)             $(0.71)          $(0.14)
                                                          ================ ============== === =============== ================



(1) In net loss periods, conversion of equivalent shares from potentially dilutive stock options are excluded from the computations as their effect is anti-dilutive to the computation.


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